Exhibit 99.1

PetVivo Reports Fiscal 2023 Full Year Financial Results

Conference call begins at 4:00 p.m. Central time today

EDINA, MN (June 29, 2023) – PetVivo Holdings, Inc. (Nasdaq: PETV), an emerging biomedical device company focused on the commercialization of innovative medical therapeutics for animals, announces financial results for its fiscal year ended March 31, 2023 (“fiscal 2023”).

Key highlights for our fiscal year ended March 31, 2023, were:

●	Revenues increased to $917,162 in fiscal 2023, compared to revenues of $115,586 for our fiscal year ended March 31, 2022 (“fiscal 2022”);

●	Entered into an exclusive distribution agreement (“Distribution Agreement”) with MWI Veterinary Supply, a leading distributor of animal health products and a subsidiary of AmerisourceBergen (“MWI”) in June 2022. We recognized revenues from product sales under the Distribution Agreement of $636,345 or 69% of total revenues for the year ended March 31, 2023;

●	Increased brand awareness and market awareness by participating in several key national trade shows and conferences, including having Dr. Joseph Manning, DVM, the Company’s Senior Technical Veterinarian present on the use of Spryng™ at the American Association of Equine Practitioners Annual Conference in November 2022;

●	Reported results on the first cohort of dogs in a clinical study, which examined the benefit and tolerability of an intra-articular injection of Spryng™ into the stifle joint of dogs with suspected cruciate ligament damage or tear (similar to an anterior cruciate ligament (“ACL”) tear in humans) in March 2023. The preliminary results demonstrated that Spryng™ may be a viable alternative for medical management of dogs with an ACL injury; and

●

Signed a lease agreement for a new production and warehouse space in Edina, Minnesota in January 2023. We plan to have this facility operational in the fourth quarter of our fiscal year ending March 31, 2024 (“fiscal 2024”).

Management Commentary

John Lai, CEO, commented, “I am pleased by our team’s performance. We executed well on our strategy of developing clinical data on the efficacy of Spryng™, increased distribution through MWI, increased market awareness of Spryng™ to veterinarians and delivered strong revenue growth in fiscal 2023.

We are excited about the preliminary clinical results from the cruciate ligament study on canines and expect to receive the final clinical results in Q2 of fiscal 2024. We expect to use this clinical data to expand the application of Spryng™ to treat canines and felines who have cruciate ligament injuries.

We are also taking several steps to position the Company for future success in fiscal 2024. We plan to add more sales and marketing personnel to support our distribution relationship with MWI and veterinary clinics, add to our technical service teams, complete clinical studies in equine, canine and feline companion animals, increase adoption of Spryng™ by key opinion leaders and increase marketing awareness through trade shows and digital outreach.”

For The Fiscal Year Ended March 31, 2023 Compared to The Fiscal Year Ended March 31, 2022

Total Revenues. Revenues were $917,162 in fiscal 2023 compared to $115,586 for fiscal 2022. Revenues in fiscal 2023 consisted of sales of our Spryng™ products to MWI of $636,345 and to veterinary clinics in the amount of $280,817. In fiscal 2022, our revenues of $115,586 consisted of sales to veterinary clinics. The increase in our revenues in fiscal 2023 is due to sales to MWI pursuant to our Distribution Agreement and increased sales to veterinary clinics.

Total Cost of Sales. Cost of sales was $526,817 in fiscal 2023 compared to $201,154 for fiscal 2022. Cost of sales includes product costs related to the sale of our Spryng™ products and labor and overhead costs. The increase in cost of sales in fiscal 2023 is due to the increased sales to MWI pursuant to our Distribution Agreement and increased sales to veterinary clinics.

Operating Expenses. Operating expenses increased to $9,123,797 in fiscal 2023 compared to $4,970,960 in fiscal 2022. Operating expenses consisted of general and administrative (“G&A”), sales and marketing, and research and development expenses. The increase is primarily due to increased G&A expenses and sales and marketing expenses related to the sale of our Spryng™ products.

General and administrative expenses were $5,022,943 and $3,148,494 in fiscal 2023 and 2022, respectively. General and administrative expenses include compensation and benefits, contracted services, consulting fees, stock compensation, and incremental public company costs.

Sales and marketing expenses were $3,410,277 and $1,347,585 in fiscal 2023 and 2022, respectively. Sales and marketing expenses include compensation, consulting, tradeshows, and stock compensation costs to support the launch of our Spryng™ products.

Research and development (“R&D”) expenses were $690,577 and $474,881 in fiscal 2023 and 2022, respectively. The increase was related to clinical studies and efforts to support the launch of Spryng™.

Operating Loss. As a result of the foregoing, our operating loss was $8,733,452 and $5,056,528 in fiscal 2023 and 2022, respectively. The increase was related to the costs to support the launch of Spryng™ and the incremental public company costs.

Other Income. Other income was $15,844 in fiscal 2023 as compared to $41,533 in fiscal 2022. Other income in fiscal 2023 consisted of net interest income of $15,844. Other income in fiscal 2022 consisted of the forgiveness of PPP Loan of $31,680 and net interest income of $9,853.

Net Loss. Our net loss in fiscal 2023 was $8,717,608 or ($0.85 per share) as compared to a net loss of $5,014,995 or ($0.57) per share in fiscal 2022. The weighted average number of shares outstanding was 10,222,994 compared to 8,760,877 for fiscal 2023 and 2022, respectively.

Balance Sheet and Inventory

As of March 31, 2023, our current assets were $1,423,980 including $475,314 in cash and cash equivalents. In comparison, our current liabilities as of that date were $1,453,680 including $1,368,595 of accounts payable and accrued expenses. Our working capital deficit as of March 31, 2023 was $29,700.

At March 31, 2023, the Company’s inventory had a carrying value of $370,283.

Going Concern and Current Working Capital

The Company’s audited financial statements for fiscal 2023, included in is Annual Report on Form 10-K filed with the SEC today, contained a going concern opinion from its independent registered public accounting firm.

Subsequent to its year-end, the Company raised net proceeds of approximately $2,094,000, after deducing offering expenses and commissions. The Company believes its working capital is sufficient to fund operations through July 2023.

Conference Call and Webcast

A live webcast of the conference call and related earnings release materials can be accessed on the Company’s Investor Relations website at: https://audience.mysequire.com/webinar-view?webinar_id=19521825-9284-4391-bfe3-8ed5b4ec0774

A replay of the webcast will be available through the same link following the conference call. Participants can also access the call using the dial-in details below:

Date: Thursday, June 29, 2023

Time: 4:00 p.m. CT (5:00 pm ET)

Dial-in number: 1-346-248-7799

Conference ID: 92979093556

Passcode: 980888

About PetVivo Holdings, Inc.

PetVivo Holdings, Inc. (the “Company”) is an emerging biomedical device company currently focused on the manufacturing, commercialization, and licensing of innovative medical devices and therapeutics for animals. The Company’s strategy is to leverage human therapies for the treatment of dogs and horses in a capital and time-efficient way. A key component of this strategy is the accelerated timeline to revenues for veterinary medical devices, which enter the market much earlier than more stringently regulated pharmaceuticals and biologics.

The Company has a pipeline of additional products for the treatment of animals and people. A portfolio of nineteen patents protects the Company’s biomaterials, products, production processes, and methods of use. The Company’s lead product is Spryng™, a veterinarian-administered, intraarticular injection for the treatment of osteoarthritis in dogs and horses.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation the Company’s proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Disclosure Information

The Company uses and intends to continue to use its Investor Relations website as a means of disclosing material nonpublic information, and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s Investor Relations website, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations, and webcasts.

Contact:

John Lai, CEO

PetVivo Holdings, Inc.

Email: info1@petvivo.com

(952) 405-6216

PETVIVO HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2023	2022
Revenues	$917,162	$115,586

Cost of Sales	526,817	201,154
Gross Profit (Loss)	390,345	(85,568)

Operating Expenses:

Sales and Marketing	3,410,277	1,347,585
Research and Development	690,577	474,881
General and Administrative	5,022,943	3,148,494

Total Operating Expenses	9,123,797	4,970,960

Operating Loss	(8,733,452)	(5,056,528)

Other Income
Forgiveness of PPP Loan and Accrued Interest	-	31,680
Interest Income	15,844	9,853
Total Other Income	15,844	41,533

Net Loss before taxes	(8,717,608)	(5,014,995)

Income Tax Provision	-	-

Net Loss	$(8,717,608)	$(5,014,995)

Net Loss Per Share:
Basic and Diluted	$(0.85)	$(0.57)

Weighted Average Common Shares Outstanding:
Basic and Diluted	10,222,994	8,760,877

PETVIVO HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2023	March 31, 2022
Assets:
Current Assets
Cash and cash equivalents	$475,314	$6,106,827
Accounts receivable	86,689	2,596
Inventory, net	370,283	98,313
Prepaid expenses and other current assets	491,694	547,664
Total Current Assets	1,423,980	6,755,400

Property and Equipment, net	630,852	311,549

Other Assets:
Operating lease right-of-use	317,981	299,101
Patents and trademarks, net	38,649	48,452
Security deposit	27,490	12,830
Total Other Assets	384,120	360,383
Total Assets	$2,438,952	$7,427,332

Liabilities and Stockholders’ Equity:

Current Liabilities
Accounts payable	$588,713	$323,384
Accrued expenses	779,882	784,375
Operating lease liability – short term	78,149	59,178
Note payable and accrued interest	6,936	6,549
Total Current Liabilities	1,453,680	1,173,486
Other Liabilities
Note payable and accrued interest (net of current portion)	20,415	27,201
Operating lease liability (net of current portion)	239,832	239,923
Total Other Liabilities	260,247	267,124
Total Liabilities	1,713,927	1,440,610

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $0.001, 20,000,000 shares authorized, no shares issued and outstanding at March 31, 2023 and March 31, 2022	-	-
Common stock, par value $0.001, 250,000,000 shares authorized, 10,950,220 and 9,988,361 shares issued and outstanding at March 31, 2023 and March 31, 2022, respectively	10,950	9,988
Common Stock to be Issued	137,500	-
Additional Paid-In Capital	72,420,604	69,103,155
Accumulated Deficit	(71,844,029)	(63,126,421)
Total Stockholders’ Equity	725,025	5,986,722
Total Liabilities and Stockholders’ Equity	$2,438,952	$7,427,332